Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. SUBSIDIARY TO ACQUIRE 25% STAKE IN

WWW.ORIGINES-PARFUMS.FR

New York, New York, July 1, 2020: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that its majority owned subsidiary, Interparfums SA (“IPSA”) and Divabox, owner of the Origines-parfums e-commerce platform for beauty products, signed a strategic agreement and equity investment under which IPSA will acquire 25% of Divabox’s capital through a reserved capital increase.

As a website of reference for all selective fragrance brands, Origines-parfums is a key French player in the online beauty market recognized for its customer relationship expertise.

For IPSA, this agreement will enhance the introduction of dedicated fragrance lines and products designed to address a specific consumer demand for this distribution channel and accelerate IPSA’s digital development.

For Origines-parfums, the agreement will provide the resources it needs to strengthen its existing organization and raise its online visibility to support its development in France and in Europe.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. commented: “With online sales for perfumes and cosmetics growing every year, a trend that has been accelerated by the health crisis, IPSA has been on the lookout for an opportunity to integrate an e-retail dimension since 2019. This partnership fits perfectly with this strategy.”

Jean Philippe de Peretti, Chairman and CEO of Divabox, added: “Our goal is to exceed the milestone of €100 million in sales and become a European e-commerce leader for perfumes and cosmetics. This partnership with IPSA provide us with substantial operational and financial resources to maintain the pace of our strong growth.”

About Origines-parfums

The family entrepreneurial adventure began in 1947 with the opening of its first perfumery in Ajaccio, the capital of Corsica. 2010 marked a milestone in its development with the creation of an e-commerce platform, Origines-parfums. Today, the company’s physical points of sale include four perfumeries, a drugstore and a hair salon. As a French e-commerce operator, named the top beauty site by the French consumer group magazine Que Choisir in 2019, Origines-parfums has a customer base of more than 1 million people and revenue in 2019 of €40 million.

Inter Parfums, Inc.

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Moncler, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com